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                                                                   Sub-Item 77C

PROXY RESULTS

An Annual Meeting ("Meeting") of Partners of Invesco Exchange Fund (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1) To elect thirteen Managing General Partners, each to serve until the next annual meeting of partners or until a successor is elected and qualified.

(2) To ratify the selection of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Fund.

(3) To approve an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust.

(4) To eliminate the fundamental restriction prohibiting the purchase of securities issued by any other investment company or investment trust, as reflected in the Fund's Statement of Additional Information and Partnership Agreement.

The results of the voting on the above matters were as follows:

MATTERS                                               VOTES FOR VOTES WITHHELD
-------                                               --------- --------------
(1) David C. Arch....................................   101,264          4,147
James T. Bunch.......................................   101,264          4,147
Bruce L. Crockett....................................   101,264          4,147
Rodney F. Dammeyer...................................   101,264          4,147
Albert R. Dowden.....................................   101,264          4,147
Jack M. Fields.......................................   101,264          4,147
Martin L. Flanagan...................................   101,264          4,147
Dr. Prema Mathai-Davis...............................   101,264          4,147
Dr. Larry Soll.......................................   101,256          4,155
Hugo F. Sonnenschein.................................   101,264          4,147
Raymond Stickel, Jr..................................   101,256          4,155
Philip A. Taylor.....................................   101,264          4,147
Suzanne H. Woolsey...................................   101,264          4,147

                                                        VOTES   VOTES     VOTES
                                                         FOR   WITHHELD ABSTAINED
                                                       ------- -------- ---------
(2) To ratify the selection of PwC as the independent
  registered public accounting firm of the Fund....... 100,459    2,229     2,723
(3) To approve an Agreement and Plan of
  Redomestication that provides for the
  reorganization of the Fund as a Delaware statutory
  trust............................................... 102,553      135     2,723
(4) To eliminate the fundamental restriction
  prohibiting the purchase of securities issued by
  any other investment company or investment trust,
  as reflected in the Fund's Statement of Additional
  Information and Partnership Agreement............... 101,688        0     3,723